Exhibit 12.2


                            USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 TOTAL ENTERPRISE BASIS - (Unaudited)
                         CONTINUING OPERATIONS
           -------------------------------------------------
                         (Dollars in Millions)

                              Six Months
                                Ended       Year Ended December 31
                               June 30   ----------------------------
                             2001  2000  2000  1999  1998  1997  1996
                             ----  ----  ----  ----  ----  ----  ----
Portion of rentals
  representing interest       $46   $48  $100   $95  $105   $82   $78
Capitalized interest           13     4    19    26    46    31    11
Other interest and fixed
  charges                     120   195   375   365   318   352   428
                             ----  ----  ----  ----  ----  ---- -----
Total fixed charges (A)      $179  $247  $494  $486  $469  $465  $517
                             ====  ====  ====  ====  ====  ====  ====
Earnings-pretax income
  with applicable
  adjustments (B)           $2069 $1666 $1920 $2098 $1671 $1761 $1887
                             ====  ====  ====  ====  ====  ====  ====
Ratio of (B) to (A)         11.56  6.74  3.89  4.32  3.56  3.79  3.65
                             ====  ====  ====  ====  ====  ====  ====